AMENDED AND RESTATED

CHANGE OF CONTROL AGREEMENT

This Agreement between and among EVEREST REINSURANCE COMPANY (“Company”), EVEREST REINSURANCE HOLDINGS, INC. (“Holdings”), EVEREST RE GROUP, LTD. (“Group”), EVEREST GLOBAL SERVICES, INC. (“Everest Services”) and Joseph V. Taranto (“Taranto”) (“Agreement”) is effective as of January 1, 2009 and amends and restates the Change of Control Agreement entered into as of July 15, 1998 and all amendments thereto.

WHEREAS, the respective Boards of Directors of Everest Services, the Company, Holdings and Group (collectively, the “Boards”) have determined it to be in the best interests of Everest Services, the Company, Holdings and Group (collectively, the “Everest Parties”) and their respective shareholders to enter into an agreement with Taranto that will provide Taranto with certain benefits in the event that there is a change in control of any of the Everest Parties; and

WHEREAS, Taranto is willing to enter into an agreement that will provide him with certain benefits in the event there is a change in control of any of the Everest Parties; and

WHEREAS, the Agreement is hereby amended and restated to reflect the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”);

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Change of Control

A.  If within one year after a Material Change (as defined herein) Taranto incurs a “Separation from Service” (as defined herein) for any reason other than a termination of his employment by Everest Services for Due Cause (as defined herein): (a) all of Taranto’s outstanding stock options granted under Holdings’ or Group’s stock option plans shall vest immediately, be automatically exercisable and remain exercisable for three (3) months following the termination of his employment, notwithstanding any provision to the contrary in the applicable award agreement(s) between Taranto and Holdings or Group; (b) Taranto shall receive a lump sum payment (the “Cash Payment”) six (6) months after Separation from Service equal to the lesser of (i) 2.99 multiplied by Taranto’s annual compensation for the most recent taxable year ending prior to the date of the Material Change less the value of Taranto’s gross income in the most recent taxable year ending prior to the date of a Material Change attributable to Taranto’s exercise of stock options, stock appreciation rights and other stock-based awards granted to Taranto by Holdings or Group (or their predecessors), or (ii) 2.99 multiplied by Taranto’s “annualized includible compensation for the base period” as that phrase is defined in Section 280G(d) of the Code; (c) Taranto shall continue to be covered under Everest Services’ medical and dental insurance plans for a period of three years from the date of termination to the same extent and under the same terms and conditions as active employees of Everest Services; and (d) Taranto shall receive “Special Retirement Benefits” as provided herein.

B.  In the event that the value of benefits Taranto receives pursuant to this Agreement causes Taranto to receive a “Parachute Payment” within the meaning of Section 280G of the Code, Everest Services shall provide Taranto with written notice that his receipt of benefits hereunder would result in Taranto receiving a Parachute Payment. Everest Services shall automatically reduce the Cash Payment portion of the benefits provided hereunder by an amount necessary to reduce the value of such benefits to an amount that is one dollar less than the amount that would cause the value of the benefits to constitute a “Parachute Payment”.

C.  For purposes of this Agreement, a Material Change means the occurrence of any of the following events:

(i)        A tender offer or exchange offer is made whereby the effect of such offer is to take over and control the affairs of Group and such offer is consummated for the ownership of securities of Group representing twenty-five percent (25%) or more of the combined voting power of Group’s then outstanding voting securities.

(ii)        Group is merged or consolidated with another corporation and, as a result of such merger or consolidation, less than seventy-five percent (75%) of the outstanding voting securities of the surviving or resulting corporation shall then be directly or indirectly owned in the aggregate by the former stockholders of Group other than affiliates within the meaning of the Securities Exchange Act of 1934, as amended (“Exchange Act”) (“Affiliates”).

(iii)       Any of the Everest Parties transfers substantially all of its assets to another corporation or entity that is not a wholly owned direct or indirect subsidiary of Group.

(iv)       Any person (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of Group representing twenty-five percent (25%) or more of the combined voting power of Group’s then outstanding securities, and the effect of such ownership is to take over and control the affairs of Group.

(v)       As the result of a tender offer, merger, consolidation, sale of assets, or contested election, or any combination of such transactions, the persons who were members of the Board of Group immediately before this transaction, cease to constitute at least a majority thereof.

D.  For purposes of this Agreement, Special Retirement Benefits means the additional retirement benefits necessary (if any) so that the total retirement benefits Taranto receives will equal the retirement benefits he would have received had he continued in the employ of Everest Services for three years following his termination (or until his normal retirement date, whichever is earlier). Special Retirement Benefits will include all ancillary benefits, such as early retirement and survivor rights and benefits available at retirement, as well as benefits (if any) under the Everest Reinsurance Retirement Plan and any supplemental retirement plans adopted by the Company or Everest Services, or any successor or substitute plan or plans (“the Plans”). If Taranto’s credited service with Everest Services plus three (3) years would result in vested benefits and/or eligibility for ancillary benefits or additional benefits under the Plans, the amount payable to Taranto or his beneficiaries shall equal the excess of the amount specified in paragraph (i) over that in paragraph (ii) below:

(i)        the total retirement benefits that would be paid to Taranto or his beneficiaries, if the three (3) years (or the period to his normal retirement date, if less) following his termination are added to his credited service under the Plans and his final average compensation is the same as his actual average compensation, including the Cash Payment as compensation for services rendered to Everest Services in the year of his termination;

(ii)        the total retirement benefits payable to Taranto or his beneficiaries under the Plans.

All Special Retirement Benefits are provided on an unfunded basis and are not intended to meet the qualification requirements of Section 401 of the Code. All Special Retirement Benefits shall be payable solely from the general assets of the Company and shall be paid six (6) months after Taranto’s Separation from Service in a lump sum equal to the present value of the Special Retirement Benefits, determined as of the Separation from Service date using the factors set forth in Section 7.2 of the Everest Reinsurance Company Supplemental Retirement Plan.

E.  For purposes of this Agreement, Due Cause means (a) repeated and gross negligence in fulfillment of, or repeated failure of Taranto to fulfill his material obligations as an employee of Everest Services, in either event after written notice thereof; (b) material willful misconduct by Taranto in respect of his obligations as an employee of Everest Services; (c) conviction of any felony or any crime of moral turpitude by Taranto; or (d) a material breach in trust committed in willful or reckless disregard of the interests of the Everest Parties or undertaken for personal gain by Taranto.

F.  For purposes of this Agreement, Taranto will be considered to have a Separation from Service if he dies, retires, or otherwise has a termination of employment with Everest Services and its Affiliates, subject to the following:

(i)        A Separation from Service is deemed to occur on the date that Taranto’s level of services performed after such date (whether as an employee or independent contractor) permanently decreases to no more than 20% of the average level of services performed (whether as an employee or independent contractor) during the immediately preceding 36-month period.

(ii)        For purposes of determining whether a Separation from Service has occurred, the employment relationship is treated as continuing intact while Taranto is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six (6) months, or if longer, so long as Taranto’s right to reemployment with Everest Services and its Affiliates is provided either by statute or by contract. If the period of leave exceeds six (6) months and Taranto’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

(iii)       The determination of whether Taranto has terminated employment shall be based on the facts and circumstances in accordance with the rules set forth in Code Section 409A and the regulations thereunder.

2.	Special Reimbursement

Notwithstanding any reduction in payments pursuant to section 1.B, in the event that Taranto’s employment terminates after a Material Change, and he is assessed a tax pursuant to Section 4999 of the Code (the “Parachute Tax”), then Everest Services shall immediately pay Taranto that additional amount of money (the “Gross-Up Payment”) which will put Taranto in the same net after tax position had no Parachute Tax been incurred. The Gross-Up Payment shall be sufficient in amount to cover any income or excise tax on the Gross-Up Payment itself. In the event that the Parachute Tax is ultimately determined to exceed the amount taken into account in computing the Gross-Up Payment at the time of the termination of Taranto’s employment (including by reason of any payment the existence or amount of which could not be determined at the time of the Gross-Up Payment), Everest Services shall make an additional Gross-Up Payment in respect of such excess at the time that the amount of such excess is finally determined. Taranto and Everest Services shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of any such subsequent liability for the Parachute Tax. Notwithstanding anything herein to the contrary, any Gross-Up Payment (including any additional Gross-Up Payment) made pursuant to this Section 2 shall be made no later than the December 31 following the calendar year in which Taranto remits the Parachute Tax to which the Gross-Up Payment relates.

3.	General

A.  To the extent that Everest Services fails, for any reason, to meet its financial obligations hereunder, the Company shall have full responsibility and liability for all such obligations. The obligations of the Everest Parties to pay Taranto the compensation and other benefits specified herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Everest Parties may have against him or anyone else. In no event shall Taranto be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him under this Agreement. All amounts payable and benefits provided by the Everest Parties hereunder shall be paid or provided without notice or demand. Each and every payment made hereunder by the Everest Parties shall be final and the Everest Parties will not seek to recover all or any part of any such payment from Taranto or from whoever may be entitled thereto, for any reason whatsoever.

B.  This Agreement shall inure to the benefit of and shall be binding upon the respective successors and assigns of the Everest Parties. This Agreement shall inure to the benefit of and shall be binding upon Taranto and his estate, but neither this Agreement nor any rights arising hereunder may be assigned by Taranto.

C.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

D.  Anything to the contrary notwithstanding, all payments required to be made by the Everest Parties hereunder to Taranto or his beneficiaries, including his estate, shall be subject to withholding and deductions as the Everest Parties may reasonably determine should be withheld or deducted pursuant to any applicable law or regulations. Although the Everest Parties make no guarantee with respect to the tax treatment of payments hereunder, the Agreement is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Accordingly, the Everest Parties reserve the right to amend the provisions of the Agreement at any time and in any manner without the consent of Taranto solely to comply with the requirements of Code Section 409A and to avoid the imposition of an additional tax under Code Section 409A on any payment to be made hereunder, provided that there is no reduction in the benefit provided hereunder. Notwithstanding the foregoing, in no event whatsoever shall the Everest Parties be liable for any additional tax, interest or penalty that may be imposed on Taranto by Code Section 409A or any damages for failing to comply with Code Section 409A.

E.  This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New Jersey.

F.  This Agreement shall terminate on the earliest of: (i) one year following a Material Change; (ii) termination by Taranto of his employment with Everest Services under circumstances not following a Material Change; (iii) Everest Services’ termination of

Taranto’s employment for Due Cause; or (iv) December 31, 2009. Termination of this Agreement shall not relieve the Everest Parties of their respective obligations to Taranto under this Agreement relating to a Material Change which occurs prior to such termination.

G.  In the event Taranto institutes litigation to obtain or enforce any right or benefit to which he is entitled under this Agreement, the Everest Parties agree to pay as incurred all legal fees and expenses reasonably incurred by Taranto; provided, however, that Taranto agrees to repay all legal fees and expenses paid to him by the Everest Parties in the event that it is determined by a judgment of a court of competent jurisdiction that the Everest Parties have established that, under all the facts and circumstances, there was no reasonable basis for Taranto’s litigation. The Everest Parties agree to pay as incurred, to the fullest extent permitted by law, all legal fees and expenses which Taranto may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Everest Parties or third parties of the validity or enforceability of, or liability under, any provision of this Agreement. In addition, the Everest Parties agree to pay pre-judgment interest on any money judgment obtained by Taranto and to pay interest on any delayed payment calculated at the prime rate of interest as published in the Wall Street Journal in effect from time to time, from the date that payment to him should have been made in accordance with the provisions of this Agreement. Any payments to Taranto by the Everest Parties pursuant to this Section 3.G shall be made no later than the December 31 following the calendar year in which the expense relating to such payment is incurred by Taranto.

H.  Any notice to be given under this Agreement shall be in writing and delivered personally or sent by over-night mail (such as Federal Express), addressed to the party concerned at the address indicated below or to such other address as such party may subsequently provide in writing:

If to the Everest Parties:	Everest Reinsurance Company
477 Martinsville Road
P.O. Box 830
Liberty Corner, NJ 07938-0830
(908) 604-3170
Attn: General Counsel
If to Taranto:	160 Henry Street
Brooklyn, New York 11201

I.    Nothing contained herein shall give Taranto any right to any employee benefit upon termination of employment with Everest Services, except as specifically provided herein, required by law or provided by the terms of another employee benefit plan document relating to the treatment of former employees generally. Pursuant to the terms of the Everest Reinsurance Company Severance Plan for United States Employees Taranto shall not be eligible for benefits under such Severance Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement dated January 1, 2009.

EVEREST REINSURANCE	EVEREST REINSURANCE COMPANY

HOLDINGS, INC.

/S/ SANJOY MUKHERJEE Sanjoy Mukherjee Senior Vice President	/S/ SANJOY MUKHERJEE Sanjoy Mukherjee Senior Vice President

EVEREST RE GROUP, LTD.	EVEREST GLOBAL SERVICES, INC.

/S/ SANJOY MUKHERJEE Sanjoy Mukherjee Senior Vice President	/S/ SANJOY MUKHERJEE Sanjoy Mukherjee Senior Vice President

/S/ JOSEPH V. TARANTO

Joseph V. Taranto

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